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EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

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Definitive Additional Materials dated April 16, 2013

2013 Annual Meeting of Shareholders

May 2, 2013, 9:30 a.m. (Eastern Daylight Time)

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

In February 2012, the Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) of Equifax Inc. (the “Company”) approved a redesign of its long-term incentive (“LTI”) program for awards beginning in 2012, to add performance-based share units (“PSUs”) in place of a stock option component, which previously represented approximately 50% of the target LTI grant value. The PSU awards will vest, if at all, after three years based on the Company’s total shareholder return (stock price appreciation plus reinvested dividends, or “TSR”) relative to the companies included in the S&P 500 Stock Index, as described in our Proxy Statement dated March 20, 2013, relating to our Annual Meeting of Shareholders to be held on May 2, 2013.

The Compensation Committee has further reviewed the structure of the Company’s LTI program and has approved a design change to the program, which will not affect existing awards but will be applicable to the Company’s future TSR PSU awards. The change will cap the payout of TSR PSU award shares at target (50th percentile relative to the companies included in the S&P 500 Stock Index), in the event the Company’s TSR performance over the applicable three-year performance period is negative even if the Company’s TSR outperforms the S&P 500 Stock Index. Although the limitation on payouts in the event of negative TSR performance is not prevalent among companies with similar plans, the Compensation Committee has concluded that the addition of this limitation reflects a current best practice for such plans, and will further the goal of the Company’s LTI program which is to closely align executives’ interests with those of the Company’s shareholders and create long term shareholder value.